Exhibit 3

Notification of dividend / distribution Notification of dividend / distribution Announcement Summary Entity name WESTPAC BANKING CORPORATION Security on which the Distribution will be paid WBC - ORDINARY FULLY PAID Announcement Type New announcement Date of this announcement Monday May 6, 2019 Distribution Amount AUD 0.94000000 Ex Date Thursday May 16, 2019 Record Date Friday May 17, 2019 Payment Date Monday June 24, 2019 DRP election date Monday May 20, 2019 17:00:00 Additional Information Refer to below for full details of the announcement Announcement Details Part 1 - Entity and announcement details 1.1 Name of +Entity WESTPAC BANKING CORPORATION Registration Number 1.2 Registered Number Type ABN 1.3 ASX issuer code WBC 1.4 The announcement is New announcement Notification of dividend / distribution 1 / 5 33007457141 NIL

Notification of dividend / distribution 1.5 Date of this announcement Monday May 6, 2019 1.6 ASX +Security Code WBC ASX +Security Description ORDINARY FULLY PAID Part 2A - All dividends/distributions basic details 2A.1 Type of dividend/distribution Ordinary 2A.2 The Dividend/distribution: relates to a period of six months 2A.3 The dividend/distribution relates to the financial reporting or payment period ending ended/ending (date) Sunday March 31, 2019 2A.4 +Record Date Friday May 17, 2019 2A.5 Ex Date Thursday May 16, 2019 2A.6 Payment Date Monday June 24, 2019 2A.7 Are any of the below approvals required for the dividend/distribution before business day 0 of the timetable? Security holder approval Court approval Lodgement of court order with +ASIC ACCC approval FIRB approval Another approval/condition external to the entity required before business day 0 of the timetable for the dividend/distribution. No 2A.8 Currency in which the dividend/distribution is made ("primary currency") AUD - Australian Dollar 2A.9 Total dividend/distribution payment amount per +security (in primary currency) for all dividends/distributions notified in this form AUD 0.94000000 2A.10 Does the entity have arrangements relating to the currency in which the dividend/distribution is paid to securityholders that it wishes to disclose to the market? Yes Notification of dividend / distribution 2 / 5

Notification of dividend / distribution 2A.11 Does the entity have a securities plan for dividends/distributions on this +security? We have a Dividend/Distribution Reinvestment Plan (DRP) 2A.11a If the +entity has a DRP, is the DRP applicable to this dividend/distribution? Yes 2A.12 Does the +entity have tax component information apart from franking? Yes 2A.11a(i) DRP Status in respect of this dividend/distribution Full DRP Part 2B - Currency Information 2B.1 Does the entity default to payment in certain currencies dependent upon certain attributes such as the banking instruction or registered address of the +securityholder? (For example NZD to residents of New Zealand and/or USD to residents of the U.S.A.). Yes 2B.2 Please provide a description of your currency arrangements 2B.2a Other currency/currencies in which the dividend/distribution will be paid: GBP - Pound Sterling GBP NZD - New Zealand Dollar NZD 2B.2b Please provide the exchange rates used for non-primary currency payments 2B.2c If payment currency equivalent and exchange rates not known, date for information to be released Wednesday June 5, 2019 Estimated or Actual? Estimated 2B.3 Can the securityholder choose to receive a currency different to the currency they would receive under the default arrangements? No Part 3A - Ordinary dividend/distribution 3A.1 Is the ordinary dividend/distribution estimated at this time? No 3A.1b Ordinary Dividend/distribution amount per security AUD 0.94000000 3A.1a Ordinary dividend/distribution estimated amount per +security AUD Notification of dividend / distribution 3 / 5 Not known at date of this announcement. Details of dividend payment options for Westpac Ordinary Fully Paid Shares are available on Westpac's Investor Centre at http://www.westpac.com.au/about-westpac/investor-centre/dividend-information/dividend-payment/.

Notification of dividend / distribution 3A.2 Is the ordinary dividend/distribution franked? Yes 3A.3 Percentage of ordinary dividend/distribution that is franked 100.0000% 3A.4 Ordinary dividend/distribution franked amount per +security AUD 0.94000000 3A.6 Ordinary dividend/distribution unfranked amount per +security excluding conduit foreign income amount AUD 0.00000000 3A.7 Ordinary dividend/distribution conduit foreign income amount per security AUD 0.00000000 3A.2a Is the ordinary dividend/distribution fully franked? Yes 3A.3a Applicable corporate tax rate for franking credit (%) 30.0000% 3A.5 Percentage amount of dividend which is unfranked 0.0000 % Part 3E - Other - distribution components / tax 3E.1 Please indicate where and when information about tax components can be obtained (you may enter a url). Part 4A - +Dividend reinvestment plan (DRP) 4A.1 What is the default option if +security holders do not indicate whether they want to participate in the DRP? Do not participate in DRP (i.e. cash payment) 4A.2 Last date and time for lodgement of election notices to share registry under DRP Monday May 20, 2019 17:00:00 4A.4 Period of calculation of reinvestment price 4A.3 DRP discount rate 1.5000 % Start Date Wednesday May 22, 2019 4A.5 DRP price calculation methodology End Date Tuesday June 4, 2019 4A.6 DRP Price (including any discount): AUD 4A.7 DRP +securities +issue date Monday June 24, 2019 Notification of dividend / distribution 4 / 5 The average of the daily volume weighted average market price per Westpac Ordinary Fully Paid Share sold on the ASX and Chi-X during the 10 trading days commencing 22 May 2019, with a discount of 1.5 percent applied. A New Zealand imputation credit of NZD 0.07 per Westpac Ordinary Fully Paid Share will attach to the dividend.

Notification of dividend / distribution 4A.8a Do DRP +securities rank pari passu from +issue date? Yes 4A.8 Will DRP +securities be a new issue? Yes 4A.9 Is there a minimum dollar amount or number of +securities required for DRP participation? No 4A.10 Is there a maximum dollar amount or number of +securities required for DRP participation? No 4A.11 Are there any other conditions applying to DRP participation? Yes 4A.11a Conditions for DRP participation 4A.12 Link to a copy of the DRP plan rules https://www.westpac.com.au/about-westpac/investor-centre/dividend-information/dividend-reinve stment-plan/ 4A.13 Further information about the DRP Part 5 - Further information 5.1 Please provide any further information applicable to this dividend/distribution 5.2 Additional information for inclusion in the Announcement Summary Notification of dividend / distribution 5 / 5 NIL NIL https://www.westpac.com.au/about-westpac/investor-centre/dividend-information/dividend-reinvestment-plan/ Participation in the DRP is restricted to shareholders who are resident in, and whose address on the register of shareholders is in, Australia or New Zealand.